Exhibit 10.1
November 10, 2010
William C. Andrews
c/o Energy Conversion Devices, Inc.
Dear William:
We are pleased to confirm to you our offer of employment with Energy Conversion Devices, Inc. (the “Company”), reporting to Mark Morelli, President & Chief Executive Officer, according to the terms set forth in this letter1:

Position Title:	You will serve as the Company’s Executive Vice President and Chief Financial Officer.

Commencement Date:	We expect you to commence your employment on a mutually agreed date (the “Commencement Date”) immediately upon acceptance of this offer letter.

Employment	We expect you to commit to no less than three years of employment with the Company.

Base Salary:	Your base salary will be $330,000 per annum, payable bi-weekly, and subject to periodic adjustment in accordance with the Company’s executive compensation program.

Initial Equity Grants:
You will participate with other senior management in the Company’s Long Term Incentive program. Your target LTI opportunity is 100% of salary. On the Commencement Date you will receive a grant of restricted shares as approved by the Compensation Committee under the Company’s 2006 Stock Incentive Plan (the “Stock Plan”) as follows:

13,900 Restricted Stock Units, (as defined in the Stock Plan) vesting 100% in three years from date of grant, subject to your continued employment.

15,000 Restricted Stock Units (as defined in the Stock Plan) vesting 100% in three years from date of grant, subject to your continued employment.

The foregoing Stock Awards also may vest under certain circumstances upon a “Change in Control” (as defined in the Stock Plan) or a “Qualifying Termination” (as defined in the Executive Severance Plan).

Your Stock Awards will be evidenced by separate Award Agreements issued in accordance with the Stock Plan.

The next regular grant under this program is anticipated to be in fall, 2011, pending shareholder approval of a new stock incentive plan and as approved by the Board of Directors.

1  Conditions stated in effect at time of offer. ECD, Inc. reserves the right to modify benefits and contributions as business conditions necessitate.

Offer of Employment — Kriss Andrews

Severance Plan:
You will participate in the Company’s Executive Severance Plan, which provides for certain severance payments and continuation of certain benefits for a period following a participating employee’s (i) “Qualifying Termination”, including a Qualifying Termination following a “Change in Control” (as such terms are defined in the Severance Plan), and (ii) execution and delivery to the Company of a prescribed form of waiver and release. The Severance Plan also imposes certain restrictive covenants on a participating employee, including matters pertaining to confidentiality, cooperation, non-competition, non-solicitation, and non-disparagement. Your severance payment under the Severance Plan will equal 12 months of your base salary and a portion of your target incentive payment. Your participation in the Severance Plan will be evidenced by a separate Participant Agreement issued under the Severance Plan.

Your retirement from the Company on or after age 62 shall constitute a “Qualifying Termination” under the Severance Plan entitling you to acceleration of your equity awards pursuant to Section 4.3 of the Severance Plan; provided that you fulfill your three-year employment commitment set forth above and otherwise satisfy the requirements of the Severance Plan. For clarity, you shall not be entitled to any other benefits under the Severance Plan (including those benefits set forth in Sections 4.1, 4.2 and 4.4) in connection with your retirement from the Company.

Annual Incentive Plan:
You will participate with other senior management in the Company’s Annual Incentive Program (the “AIP”) administered by the Compensation Committee. The target amount each year will be 60% of your base salary, multiplied by factors determined by reference to the level of achievement of various personal and Company performance objective(s) established by the Compensation Committee early in the fiscal year, with the resulting amount subject to reduction based on other subjective criteria at the discretion of the Committee. Awards under the AIP may qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

Offer of Employment — Kriss Andrews

Vacation:
You are eligible for 160 hours of vacation per calendar year of employment. Any partial years will be treated on a prorated basis. Also, you are immediately eligible for the fourteen (14) company holidays (112 hours) scheduled during each calendar year.

Other Benefit Plans:	You will be eligible to immediately participate in the ECD/USO 401(k) program.

You will also be eligible to participate in the Company’s health & welfare benefits program. Your health & welfare benefits are effective on the first day of the month following 30 continuous days of employment and include: medical/vision coverage are provided through Blue Care Network (HMO) or Blue Cross Blue Shield (PPO), dental coverage through Delta Dental, company-paid life insurance equivalent to twice your annualized base salary (maximum $600,000) and short and long-term disability coverage.

Separation:	Your employment will be “at will.” Either you or the Company may terminate your employment at any time for any reason.

Representations:
You represent and warrant to the Company that there are no contractual or legal impediments that restrict your acceptance of this employment in accordance with the terms set forth herein and that you will not bring to your employment or use in connection with such employment any confidential or proprietary information or property that you used or had access to by reason of any previous employment that is the property of any previous employer.

Assignment, Successors:
This letter agreement is personal in its nature and none of the parties hereto shall, without the consent of others, assign or transfer this letter agreement or any rights or obligations hereunder, provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this letter agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and all references herein to the “Company” shall refer to such successor.

The obligations of the Company set forth in this letter agreement are subject to approval by the Company’s Board of Directors. All cash amounts referred to herein are subject to applicable tax withholding. This letter agreement, including the various separate agreements referred to herein, embodies our entire understanding and supersedes all prior understandings, whether oral or written, relating to this offer. If there is any conflict between a term of this letter agreement and the applicable separate agreement referred to herein, the separate agreement will govern. This letter agreement cannot be amended or otherwise modified except by a writing signed by you and the Company.

Offer of Employment — Kriss Andrews
ECD/USO offers a challenging and rewarding career with many opportunities. If you have any questions regarding this letter or ECD/USO, please do not hesitate to call me at 248-364-5631.
As an indication of your acceptance of this offer of employment, please sign this letter and return the original by mail at your earliest convenience.
Sincerely,
/S/Thomas C. Schultz
Thomas C. Schultz
Vice President Human Resources
Attachments
ACCEPTED:

/s/William C. Andrews	November 10, 2010

Signature	Date
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